Exhibit 5.1

January 12, 2015

New East Holdings, Inc.

3750 Centerview Drive

Chantilly, Virginia 20151

Re:	Securities Registered under Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to New East Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-4 (File No. 333-200384) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of up to 37,068,122 shares (the “Shares”) of the Company’s Common Stock, $0.01 par value per share, to be issued upon the consummation of the mergers (collectively, the “Mergers”) of (i) Engility Holdings, Inc., a Delaware corporation (“Engility”), with and into the Company and (ii) Toucan Merger Corporation I, a Delaware corporation (“Merger Sub One”), with and into East Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company (“East Merger Sub”), pursuant to that certain Agreement and Plan of Merger, dated as of October 28, 2014, by and among the Company, Engility, East Merger Sub, TASC Parent Corporation, a Delaware corporation, Merger Sub One and Toucan Merger Corporation II, a Delaware corporation and a wholly owned subsidiary of Merger Sub One (the “Merger Agreement”).

In connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth. We have also assumed the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective under the Securities Act, (ii) the Mergers and other transactions contemplated by the Merger Agreement are consummated in accordance with the Merger Agreement and (iii) the Shares have been issued in accordance with the terms and conditions of the Merger Agreement, the Shares will be duly authorized and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the joint proxy/consent solicitation statement/prospectus that forms a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations thereunder.

Very truly yours,

/s/ Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, TN 37201

bassberry.com